EXHIBIT 10
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              LIMITED LIABILITY COMPANY AGREEMENT




                               OF




                  ALASKA TANKER COMPANY, L.L.C.




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
                        TABLE OF CONTENTS




ARTICLE I.
DEFINITIONS
     1.01    CERTAIN DEFINITIONS                               1
     1.02    CONSTRUCTION                                      5

ARTICLE II.
ORGANIZATION
     2.01    FORMATION                                         5
     2.02    NAME                                              5
     2.03    REGISTERED OFFICE; REGISTERED AGENT; OTHER
             OFFICES                                           5
     2.04    PURPOSES AND POWERS                               6
     2.05    FOREIGN QUALIFICATION                             6
     2.06    TERM                                              6
     2.07    MERGER OR CONSOLIDATION                           6
     2.08    NO STATE LAW PARTNERSHIP                          6
     2.09    LIABILITY OF MEMBERS                              6

ARTICLE III.
MEMBERS; MEMBERSHIP INTERESTS
     3.01    INITIAL MEMBERS                                   7
     3.02    REPRESENTATIONS, WARRANTIES AND COVENANTS         7
     3.03    DISPOSITIONS OF MEMBERSHIP INTERESTS              8
     3.04    ENCUMBRANCES                                     11
     3.05    ADDITIONAL MEMBERS                               12
     3.06    CHANGE OF MEMBER CONTROL                         12

ARTICLE IV.
 CAPITAL CONTRIBUTIONS
     4.01    INITIAL CONTRIBUTIONS                            13
     4.02    SUBSEQUENT CONTRIBUTIONS                         13
     4.03    [INTENTIONALLY OMITTED]                          13
     4.04    ADVANCES BY MEMBERS                              14
     4.05    RETURN OF CONTRIBUTIONS                          14
     4.06    CAPITAL ACCOUNTS                                 14

ARTICLE V.
ALLOCATIONS AND DISTRIBUTIONS
     5.01    ALLOCATIONS FOR CAPITAL ACCOUNT AND TAX
             PURPOSES                                         15
     5.02    DISTRIBUTIONS                                    16

ARTICLE VI.
MANAGEMENT AND OPERATION
     6.01    MANAGEMENT OF COMPANY AFFAIRS                    16
     6.02    MEMBER COMMITTEE                                 16
     6.03    COMPENSATION                                     19
     6.04    EXCULPATION                                      20
     6.05    INDEMNIFICATION                                  20
     6.06    FIDUCIARY DUTY                                   21

ARTICLE VII.
INFORMATION AND CONFIDENTIALITY
     7.01    INFORMATION                                      21
     7.02    CONFIDENTIALITY                                  21

ARTICLE VIII.
TAXES
     8.01    TAX RETURNS                                      22
     8.02    TAX ELECTIONS                                    22
     8.03    TAX MATTERS MEMBER                               22

ARTICLE IX.
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     9.01    MAINTENANCE OF BOOKS AND RECORDS                 23
     9.02    REPORTS                                          23
     9.03    ACCOUNTS                                         24

ARTICLE X.
RESIGNATION, BANKRUPTCY, ETC.
     10.01   RESIGNATION                                      24
     10.02   MEMBERSHIP INTEREST                              24

ARTICLE XI.
DISSOLUTION, LIQUIDATION, AND TERMINATION
     11.01   DISSOLUTION                                      25
     11.02   LIQUIDATION AND TERMINATION                      25
     11.03   TERMINATION                                      27
     11.04   WITHDRAWAL OF BP                                 27

ARTICLE XII.
GENERAL PROVISIONS
     12.01   OFFSET                                           27
     12.02   NOTICES                                          27
     12.03   ENTIRE AGREEMENT; SUPERSEDURE                    27
     12.04   EFFECT OF WAIVER OR CONSENT                      27
     12.05   AMENDMENT OR MODIFICATION                        28
     12.06   BINDING EFFECT                                   28
     12.07   GOVERNING LAW; SEVERABILITY; LITIGATION          28
     12.08   DISPUTE RESOLUTION                               28
     12.09   FURTHER ASSURANCES                               29
     12.10   COUNTERPARTS                                     29


ARTICLE XIII.
APPROVAL BY THE MARITIME ADMINISTRATION
     13.01   AFFIDAVIT OF CITIZENSHIP                         29
     13.02   MARAD APPROVAL                                   29
     13.03   MODIFICATION                                     30



SCHEDULE A   MEMBERS AND SHARING RATIOS
SCHEDULE B   UNANIMOUS CONSENT MATTERS
SCHEDULE C   CORE BUSINESS PRINCIPLES

             LIMITED LIABILITY COMPANY AGREEMENT
                               OF
                  ALASKA TANKER COMPANY, L.L.C.


        This LIMITED LIABILITY COMPANY AGREEMENT OF ALASKA
TANKER COMPANY, L.L.C. (this "AGREEMENT") is made and entered into as of March 30, 1999 (the "EFFECTIVE DATE"), by and among the Members (as defined below).

        FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and sufficiency of which each Member acknowledges, the Members agree as follows:


                           ARTICLE I.
                          DEFINITIONS

   1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below:

   "ACCEPTANCE" has the meaning given such term in
SECTION 3.03(c).

   "ACQUISITION PROPOSAL" has the meaning given such term in
SECTION 3.03(c).

   "ACT" means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

   "AFFECTED MEMBER" has the meaning given such term in
SECTION 10.02.

   "AFFILIATE" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person, provided that the Company shall not be deemed to be an Affiliate of any Member or any of their respective Affiliates.

   "AGREEMENT" has the meaning given such term in the introductory paragraph of this Agreement.

   "ALTERNATE REPRESENTATIVES" has the meaning given such term in SECTION 6.02(a).

   "APPROVED BUSINESS PLAN" means a Business Plan and any amendments and revisions thereto that has been approved by the Member Committee pursuant to SECTION 6.02(b). If the Member Committee has not approved a Business Plan by the beginning of any year, the prior year's Approved Business Plan shall continue to apply until the matter or matters preventing approval of a new Business Plan are resolved. The approved business plan shall take into account any funds received by the Company from BP under the Assignment of Time Charters for the KENAI and the TONSINA pursuant to Article VIII.B of the Time Charters for that portion of hire defined as "Overhead Element" and for the DENALI pursuant to Article VIII.B of the Time Charter for that portion of hire known as the "Management Fee" in its budgetary process.

   "BANKRUPT MEMBER" means any Member with respect to which an event of the type described in section 18-304 of the Act has occurred, subject to the lapsing of any period of time therein specified.

   "BP" means BP Oil Shipping Company USA, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of BP Amoco p.l.c.

   "BUSINESS DAY" means any day other than a Saturday, Sunday or bank holiday in Portland, Oregon.

   "BUSINESS PLAN" shall mean the projected operating and capital spending budgets of the Company for each calendar year
(or in the case of the initial Business Plan the applicable portion thereof) and shall set forth income and expense projections and planned contributions and financing.

   "CAPITAL ACCOUNT" means the capital account maintained for a Member pursuant to SECTION 4.06.

   "CAPITAL CONTRIBUTION" means any contribution of cash or property by a Member to the capital of the Company.

   "CERTIFICATE" has the meaning given such term in
SECTION 2.01.

   "CHANGE OF MEMBER CONTROL" means, (i) with respect to BP and OSG, an event (such as a Disposition of voting securities) that causes such Member to cease to be completely Controlled by such Member's Parent and (ii) with respect to Keystone, an event which results in Keystone being controlled by a Person other than its initial members and Chas. Kurz & Co., Inc.

   "CITIZEN" has the meaning given such term in Section 2 of the Shipping Act of 1916, 46 USC section 802, as amended from time to time and, with respect to a Person other than a natural person, qualified to operate a vessel in the United States coastwise trade.

   "CODE" means the U.S. Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

   "COMPANY" means Alaska Tanker Company, L.L.C. a Delaware limited liability company.

   "CONTROL" means the power to elect the majority of the board of directors or comparable governing body of a Person, or if there is no such body, the power to direct the management of such Person.

   "CONTROL ACCEPTANCE" has the meaning given such term in
SECTION 3.05.

   "CONTROL OFFER" has the meaning given such term in
SECTION 3.05.

   "CONTROL OFFER PERIOD" has the meaning given such term in
SECTION 3.05.

   "CORE BUSINESS PRINCIPLES" means the health, safety, environmental, ethical, operating and other principles and standards which the Company will use its best efforts to achieve, as set forth in Schedule C.

   "DELINQUENT MEMBER" has the meaning given such term in
SECTION 4.03(a).

   "DISPOSE, DISPOSING OR DISPOSITION" means, with respect to any Membership Interest, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such Membership Interest, whether such disposition be voluntary, involuntary or by operation of Law, including the following:
(a) in the case of a Membership Interest owned by an entity,
(i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), or (ii) a distribution of such Membership Interest, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity's business is continued without the commencement of liquidation or winding-up); and (b) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

   "DISPOSING MEMBER" means a Member desiring to Dispose of its Membership Interest.

   "EFFECTIVE DATE" has the meaning given such term in the introductory paragraph of this Agreement.

   "ENCUMBER, ENCUMBERING, OR ENCUMBRANCE" means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

   "FAIR MARKET VALUE" has the meaning given such term in
SECTION 3.05.

   "FORMATION AGREEMENT" means the Formation Agreement, dated
December 16, 1998, among BP, Keystone and OSG, pertaining, in part, to the formation of the Company.

   "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

   "GOVERNMENTAL AUTHORITY" or "GOVERNMENTAL" means a federal, state, provincial, local or foreign governmental authority, including the United States of America; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including MARAD; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

   "INDEMNITEE" has the meaning given such term in SECTION 6.05.

   "INTEREST" has the meaning given that term in
SECTION 3.03(c).

   "JONES ACT"  means section 27 of the Merchant Marine Act of
1920, as amended from time to time.

   "KEYSTONE" means Keystone Alaska, LLC, a Delaware limited liability company.

   "LAW" means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or unappealable or non-contestable interpretative or advisory opinion or letter of a Governmental
Authority having valid jurisdiction.

   "LEGAL REQUIREMENTS" means any and all applicable
(a) federal, state, provincial, local and foreign Laws, (b) non-appealable judgments and (c) consent decrees and similar arrangements.

   "LENDING MEMBER" has the meaning given such term in
SECTION 4.03(a).

   "MARAD" means the United States Maritime Administration,
Department of Transportation.

   "MEMBER COMMITTEE" has the meaning given such term in
SECTION 6.02.

   "MEMBERS" means those Persons executing this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement and "MEMBER" means any one of them.

   "MEMBERSHIP INTEREST" means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, and to consent, approve or otherwise participate in the management of the Company as provided herein.

   "OFFER" has the meaning given such term in SECTION 3.03(c).

   "OFFER PERIOD" has the meaning given such term in
SECTION 3.03(c).

   "OFFEREE" has the meaning given such term in SECTION 3.03(c).

   "OFFEREE MEMBER" has the meaning given such term in
SECTION 3.05.

   "OFFERING MEMBER" has the meaning given such term in
SECTION 3.05.

   "OFFEROR" has the meaning given such term in SECTION 3.03(c).

   "OSG" means OSG Ship Management, Inc.

   "PARENT" in the case of BP means BP Amoco p.l.c. and in the case of OSG means Overseas Shipholding Group, Inc.

   "PERSON" has the meaning given that term in section
18-101(12) of the Act.

   "PRIME INTEREST RATE" means a rate per annum equal to the varying rate per annum that is equal to the interest rate publicly quoted by Morgan Guaranty Trust Co. of New York, from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate.

   "REPRESENTATIVE" has the meaning given such term in
SECTION 6.02(a).

   "RETURN" has the meaning given such term in SECTION 8.01.

   "SHARING RATIO" means the Sharing Ratio specified for a Member set forth in SCHEDULE A as such exhibit may be amended from time to time as provided herein.

   "UNANIMOUS CONSENT MATTERS" means those decisions requiring the unanimous vote of the Member Committee as further described in the attached SCHEDULE B.

   1.02  CONSTRUCTION.  Unless the context requires otherwise:
(a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;
(b) references to Articles and Sections refer to articles and sections of this Agreement; (c) references to Exhibits and Schedules are to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (d) references to Laws refers to Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; and (f) the word "including" means "including without limitation."

                          ARTICLE II.
                          ORGANIZATION

   2.01 FORMATION. The Company will be organized as a Delaware limited liability company by the filing of a Certificate of Formation dated as of the Effective Date (as amended or restated from time to time, the "CERTIFICATE"), with the Secretary of State of Delaware pursuant to the Act.

   2.02 NAME. The name of the Company is "Alaska Tanker Company, L.L.C." and all Company business must be conducted in that name or such other names that comply with applicable Law as the Member
Committee may select from time to time.

   2.03 REGISTERED OFFICE; REGISTERED AGENT; OTHER OFFICES. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Member Committee may designate from time to time through amendment of the Certificate. The registered agent for service of process on the Company in the State of Delaware or any other jurisdiction shall be such Person or Persons as the Member Committee may designate from time to time. The principal office of the Company in the United States shall be at Cornell Oaks Corporate Center - Parkside, Suite A.400, 15400 N.W. Green Brier Parkway, Beaverton, Oregon 97006 or such other place as the Member Committee may designate, which need not be in the State of Oregon. The Company may have such other offices as the Member Committee may designate from time to time.

   2.04  PURPOSES AND POWERS.

        (a) The purpose of the Company is to: (i) charter and operate vessels, and manage the chartering, operation, maintenance and manning of vessels engaged in the transportation of Alaskan-produced hydrocarbons to destinations designated by vessel charterers, and (ii) provide tonnage planning and ship
scheduling services to such vessel charterers.   The Company
shall not engage in any other business, except (i) as permitted by SECTION 2.04(b), or (ii) as determined by the unanimous consent of the Member Committee.

        (b) The Company shall have the power and authority to take any and all actions incidental, proper, advisable, or convenient to accomplish the purpose set forth in SECTION 2.04(a) (including shall have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country).

   2.05 FOREIGN QUALIFICATION. The Company shall initially qualify to do business as a foreign limited liability company in the State of Oregon. Any additional qualifications or withdrawals shall be approved by the Member Committee.

   2.06 TERM. The period of existence of the Company commences on the Effective Date and shall be perpetual unless sooner dissolved and terminated pursuant to ARTICLE XI.

   2.07 MERGER OR CONSOLIDATION. The Company may, with the unanimous consent of the Member Committee, merge or consolidate with or into another limited liability company or other business entity, or enter into an agreement to do so.

   2.08 NO STATE LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax and accounting purposes, and this Agreement may not be construed to suggest otherwise.

   2.09 LIABILITY OF MEMBERS. Except as set forth in the Act, a Member is not liable for the debts, liabilities and obligations of the Company.

                          ARTICLE III.
                 MEMBERS; MEMBERSHIP INTERESTS

   3.01 INITIAL MEMBERS. The initial Members of the Company are the Persons executing this Agreement as of the Effective Date, each of which is admitted to the Company as a Member, effective with the commencement of the Company.

   3.02  REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (a) REPRESENTATIONS AND WARRANTIES.

             (i) Each Member represents and warrants to the Company and each other Member that, as of the date of its admission as a Member, (1) it is duly organized, validly existing, and in good standing under the Laws of the state of its formation and is duly qualified and in good standing in the jurisdiction of its principal place of business, (2) it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement and all necessary actions by its board of directors, shareholders, Members, partners, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken, (3) it has satisfied all necessary Legal Requirements to perform its obligations contemplated by this Agreement, (4) it has duly executed and delivered this Agreement, (5) this Agreement constitutes the legal, valid and binding obligation of that Member enforceable against such Member in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application), and (6) its authorization, execution, delivery, and performance of this Agreement do not conflict with its organizational documents or any other agreement or arrangement to which that Member is a party or by which it is bound.

             (ii) BP represents and warrants to the Company, Keystone and OSG that, as of the Effective Date, its Parent is BP
Amoco p.l.c.

             (iii) Keystone represents and warrants to the Company, BP and OSG that, as of the Effective Date, (1) its only members are Donald R. Kurz, Robert K. Kurz, Charles Kurz, II and
P.W.J. Fisher; and (2) it has no Parent.

             (iv) OSG represents and warrants to the Company, BP and Keystone that, as of the Effective Date, its Parent is Overseas Shipholding Group, Inc.

             (v) Keystone represents and warrants to the Company, BP and OSG that Keystone is a Citizen and is qualified under the Jones Act to engage in the United States coastwise trade. In the event that Keystone shall fail to qualify as a Citizen at any time after the execution of this Agreement, it shall notify the Company and the other Members as soon as it obtains knowledge of such fact and shall diligently take all steps necessary to cure such failure as promptly as possible.

             (vi) OSG represents and warrants to the Company, BP and Keystone that OSG is a Citizen and is qualified under the Jones Act to engage in the United States coastwise trade. In the event that OSG shall fail to qualify as a Citizen at any time after the execution of this Agreement, it shall notify the Company and the other Members as soon as it obtains knowledge of such fact and shall diligently take all steps necessary to cure such failure as promptly as possible.

        (b) COVENANTS.

             (i) Each Member covenants that it will not take any action whereby the laws of the United States relating to coastwise trading are breached or the coastwise trading privileges of the Company are jeopardized or suspended.

             (ii) BP covenants that it will engage the Company to manage the acquisition (whether by new construction, purchase or charter) and operation of any vessels required by BP to transport Alaskan-produced hydrocarbons out of Alaska upon the terms and conditions to be negotiated but with Supplemental Hire and Incentive Hire to be determined on a similar basis with existing vessels managed by the Company and with the same environmental protection afforded the owners of vessels chartered by the Company on the Closing Date under the Formation Agreement. This covenant shall not apply, however, to the acquisition of a vessel by means of the acquisition of, or the merger of a Member with, or the formation of a joint venture by a Member with, any Person or the assets of any Person unaffiliated with such Member, when the acquired vessels represent less than 25% of the assets
(1) acquired from such Person, (2) of such Person in the case of a merger, or (3) contributed to a joint venture by such Person, nor to the continuance of any management arrangements in place as of the time of such acquisition, merger or joint venture formation.

             (iii) Each Member shall cause its guarantor to maintain in full force and effect the guaranty of its obligations referenced below:

   Keystone: Guaranty Agreements of Chas. Kurz & Co., Inc. and
             Keystone Shipping Co. dated as of March 30, 1999

   OSG:      Guaranty Agreement of Overseas Shipholding
             Group, Inc. dated as of March 30, 1999

   BP:       Guaranty Agreement of The Standard Oil
             Company dated as of March 30, 1999

A guaranty shall be considered as not being in full force and effect if (1) the guarantor is in default thereunder, or (2) the guarantor is the subject of an event of the type referred to in
Section 18-304 of the Act, subject to the lapsing of any period of time therein specified.

   3.03  DISPOSITIONS OF MEMBERSHIP INTERESTS.

        (a) A Disposition of all of a Membership Interest may be effected only in strict accordance with the provisions of this
SECTION 3.03. Any attempted Disposition by a Member of a Membership Interest other than in strict accordance with this
SECTION 3.03 is void, and the Company shall not recognize it.
The Members agree that a breach of the provisions of this
SECTION 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this SECTION 3.03 may be enforced by specific performance.

        (b) A Member may dispose of its Membership Interest at any time, provided that the transferee of such Membership Interest is an Affiliate of such Member (or, in the case of Keystone only, Chas. Kurz & Co., Inc.) and provided further that such Disposition meets the requirements of SECTION 3.03(b)(iii),
(iv) and (v) and SECTION 3.03(g) of this Agreement. Otherwise, a Member may not Dispose of its Membership Interest except by complying with the following requirements:

             (i) such Disposing Member must receive the prior written consent of all the other Members to Dispose of its Membership Interest;

             (ii) the Disposing Member must comply with the requirements of SECTION 3.03(c), (f) and (g) and, if the transferee is to be admitted as a Member, SECTION 3.03(e);

             (iii) the Disposing Member must be Disposing of its entire Membership Interest;

             (iv) the Disposition would not allow any creditor of the Company to call, accelerate or otherwise alter the terms or conditions of any indebtedness of the Company; and

             (v) any transferee, other than of an interest owned by BP or any Affiliate of BP, must be a Citizen.

        (c) If a Member ("OFFEROR") desires to Dispose of its Membership Interest (other than a sale or other transfer of its Membership Interest to an Affiliate), such Disposition may be made only for cash (or cash equivalent) and only if the Offeror receives with respect thereto a bona fide binding written proposal for the acquisition of such Membership Interest (the "INTEREST") by the Person making such proposal (an "ACQUISITION PROPOSAL"), and then only in compliance with the following procedures:

              (i) Upon receipt of an Acquisition Proposal, the Offeror shall offer, by written notice (the "OFFER") to the other Members (the "OFFEREES"), to sell the Interest to the Offerees or Affiliates thereof on the terms (including price) specified in the Acquisition Proposal pursuant to the terms of this
SECTION 3.03(c). Such Offer shall contain a description of and a copy of the Acquisition Proposal. In addition, the Offeror shall provide to the Offerees all other information with respect to the Acquisition Proposal and the proposed transferee reasonably requested by the Offerees in order for it to evaluate the Acquisition Proposal, to verify the bona fide nature thereof and to evaluate the effect of having the Person making such Acquisition Proposal as a Member in the Company.

             (ii) The Offerees shall have the right, to be exercised by notice (the "ACCEPTANCE") from one or more of the Offerees to the Offeror on or before the thirtieth (30th) day following receipt of the Offer (the "OFFER PERIOD"), to elect to purchase all (but not less than all) of the Interest pursuant to the terms of the Offer.

             (iii) If one or more of the Offerees accepts the Offer, the closing of the acquisition of the Interest shall be consummated on or before the ninetieth (90th) day after the Offeror receives the Acceptance but effective at the end of the calendar month occurring on or immediately prior to such closing. The acquisition shall be consummated at a closing held at the principal offices of the Company (unless otherwise agreed by the purchaser of the Interest and the Offeror), at which time the purchaser shall deliver to the Offeror the purchase price (in the form of immediately available funds), and the Offeror shall deliver to the purchaser such transfer documentation reasonably acceptable to the purchaser as shall be required to evidence the transfer of such Interest free and clear of all liens and encumbrances, except those created under this Agreement.

             (iv) Where BP wishes to accept an Offer, but BP's ownership interest after such purchase would exceed the amount permitted by Law for a Person which is not a Citizen, BP may instead designate a Person which is a Citizen and which is reasonably qualified to participate in the management of the Company to purchase the amount in excess of the permitted percentage. In such case, the designee shall be allowed to accept the Offer, provided that the ownership interest purchased by the designee shall not be subject directly or indirectly to the Control of BP or any trust or fiduciary obligation in favor of BP.

             (v) If no Offeree accepts the Offer, the Offeror shall be permitted for a period of 90 days after expiration of the Offer Period to sell all (but not less than all) of the Interest to such transferee on terms not more favorable to such transferee than the terms specified in the Acquisition Proposal and at a price that is not less than the price specified in the Acquisition Proposal.

        (d) A transferee of a Membership Interest has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such transferee, only if such Disposition is effected in strict compliance with this SECTION 3.03.

         (e) The Company shall not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this
SECTION 3.03 have been satisfied and the Member Committee has received, on behalf of the Company, a document (i) executed by both the Member effecting the Disposition and the Person to which the Membership Interest is Disposed, (ii) including the notice address of such Person and, if such Person is to be admitted to the Company as a Member in accordance with the other provisions of this SECTION 3.03, its agreement to be bound by this Agreement in respect of the Membership Interest being obtained, and
(iii) containing a representation and warranty by the Disposing Member and the Person acquiring the Membership Interest that the Disposition was made in accordance with all applicable Laws and regulations (including securities Laws) and, if the Person to which the Membership Interest is Disposed is to be admitted to the Company as a Member in accordance with the other provisions of this SECTION 3.03, a representation and warranty by such Person (x) identifying its Parent and (y) stating that the representations and warranties in SECTION 3.02(a)(i) and (vi) are true and correct with respect to that Person. Each Disposition and, if applicable, admission complying with the provisions of this SECTION 3.03(e) is effective as of the end of the last day of the calendar month in which the Member Committee receives the notification of Disposition and the other requirements of this
SECTION 3.03 have been met.

        (f) For the right of a Member to Dispose of a Membership Interest or of any Person to be admitted to the Company in connection with such a Disposition to exist or (subject to the other provisions of this SECTION 3.03) be exercised, either
(i) the Membership Interest subject to the Disposition or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities Laws or (ii) the Disposition or admission must be exempt from registration under those Laws.

        (g) The Member effecting a Disposition and any Person admitted to the Company in connection with that Disposition shall pay, or reimburse the Company for, all reasonable costs incurred by the Company in connection with the Disposition or admission on or before the tenth day after the receipt by that Person of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate.

        (h) No disposition of a Membership Interest shall act to release a guarantor from a guaranty referenced in SECTION 3.02(b) above, nor to terminate any charter, unless specified in the terms thereof or otherwise expressly agreed by the parties to such guaranty or charter.

        (i) If the coastwise trading laws are amended so as to reduce the percentage of the Company which BP is permitted to own under the Jones Act, BP shall promptly dispose of the required percentage to a Citizen.

   3.04  ENCUMBRANCES.

         (a) An Encumbrance of all or any portion of a Membership Interest may be effected only in strict accordance with the provisions of this SECTION 3.04. Any attempted Encumbrance by a Member of a Membership Interest other than in strict accordance with this SECTION 3.04 is void, and the Company shall not recognize it. The Members agree that a breach of the provisions of this SECTION 3.04 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this SECTION 3.04 may be enforced by specific performance.

        (b) A Member may not Encumber its Membership Interest, unless (i) the Member Committee consents to such Encumbrance and
(ii) the instrument creating such Encumbrance provides that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of SECTION 3.03.

   3.05 ADDITIONAL MEMBERS. Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members on such terms and conditions as may be approved by the unanimous consent of the Member Committee at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable to the new Membership Interests and may provide for the creation of different classes or groups of Members and having different rights, powers, and duties. The Members shall reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties. Any such admission also must comply with the provisions of
SECTION 3.03(f)(i) and (ii) and is effective only after the new Member has executed and delivered to the Member Committee the document called for by SECTION 3.03(f).

   3.06 CHANGE OF MEMBER CONTROL.

        (a) A Change of Member Control shall be deemed to be a Disposition of a Membership Interest and may be consummated only after compliance with the requirements of SECTIONS 3.03(a), (b),
(c), (g) and (h); provided, however, that if the transaction giving rise to the Change of Member Control involves the sale of assets which substantially exceed the value of the Membership Interest, then in lieu of the provisions of SECTION 3.03(c), prior to effecting such Change of Member Control, the Member undergoing a Change of Member Control (the "OFFERING MEMBER") shall offer, by written notice (a "CONTROL OFFER") to the other Members (the "OFFEREE MEMBERS"), to sell its Membership Interest to the Offeree Members for a purchase price determined in accordance with this paragraph ("FAIR MARKET VALUE"). The Offeree Members shall have the right, to be exercised by notice (the "CONTROL ACCEPTANCE") from one or both of the Offeree Members to the Offering Member on or before the sixtieth (60th) day following receipt of the Offer (the "CONTROL OFFER PERIOD"), to elect to purchase the Membership Interest of the Offering Member. The Control Acceptance shall be accompanied by the Offeree Member's written designation of three (3) appraisal firms recognized in the United States for purposes of a third-party appraisal if required as contemplated below. If one or both of the Offeree Members timely accepts the Control Offer, the Offeree Member(s) and the Offering Member shall consult for the purpose of determining the Fair Market Value of the Membership Interest.

        (b) The Offering Member shall comply with the provisions of this SECTION 3.06.

        (c) If on or before the thirtieth (30th) day after the receipt of the Control Acceptance, such Members have not reached agreement on the Fair Market Value of the Membership Interest, each of the Offeree Members and the Offering Member shall submit a proposed Fair Market Value to the appraisal firm selected by the Offering Member from the list of appraisal firms accompanying the Control Acceptance, together with any supporting documentation such Member deems appropriate. Such appraisal firm shall determine the Fair Market Value by selection of one of the proposed Fair Market Values submitted by the Members (and shall have no authority beyond selection of one of such proposals) as promptly as possible (and in any event on or before the thirtieth
(30th) day after submittal of the competing proposals). One-half of the cost of such appraisal shall be paid by the Offering Member and one-half shall be paid by the Offeree Member(s).

        (d) Each such Member shall provide to the other and, if applicable, the appraisal firm, all information reasonably requested by them, including (in the case of the Offering Member) information regarding the transaction giving rise to the Change of Member Control and any consideration being paid in connection therewith.

        (e) The closing of the acquisition of the Membership Interest shall be consummated on or before the sixtieth (60th) day after the determination of the Fair Market Value of the Membership Interest but effective at the end of the calendar month occurring on or immediately prior to such closing. The acquisition shall be consummated at a closing held at the principal offices of the Company (unless otherwise agreed by the Offering Member and the purchaser), at which time the purchaser shall deliver to the Offering Member the purchase price (in the form of immediately available funds), and the Offering Member shall deliver to the purchaser such transfer documentation reasonably acceptable to the purchaser as shall be required to evidence the transfer of such Membership Interest, free and clear of all liens and encumbrances, except those created under this Agreement.

        (f) If the Offeree Member(s) do not accept the Control Offer within the time and in the manner provided above, the Offering Member shall be permitted for a period of ninety (90) days after expiration of the Control Offer Period to consummate the Change of Member Control.

        (g) If more than one Offeree Member wishes to purchase the Membership Interest, the provisions of SECTION 3.03(c) shall apply.

                          ARTICLE IV.
                     CAPITAL CONTRIBUTIONS

   4.01 INITIAL CONTRIBUTIONS. Each Member shall cause to be made the Capital Contributions, if any, provided for in the Formation Agreement at the times and in the manner specified therein. In addition, each Member shall make a Capital
Contribution of cash in the following amounts:

        BP                                $25,000
        Keystone                          $37,500
        OSG                               $37,500

   4.02 SUBSEQUENT CONTRIBUTIONS. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this ARTICLE IV or as unanimously approved by the Member Committee.

   4.03 [Intentionally Omitted]

   4.04 ADVANCES BY MEMBERS.  Each Member shall extend to the
Company a line of credit for a period of ninety (90) days after the signing of this Agreement by all parties, as follows:

        BP                               $225,000
        Keystone                         $337,500
        OSG                              $337,500

Such lines of credit shall be evidenced by a separate promissory note between the Company and each Member which shall include the following provisions: (i) the promissory notes shall bear interest on the outstanding principal balance at the prime rate of interest as reported by Chase Manhattan Bank, N.A., or its successor; (ii) the promissory notes shall provide that, at any time the Company desires to draw upon any such lines of credit, the Company shall draw upon each line of credit in accordance with each Member's Sharing Ratios; and (iii) if the Company does not draw upon such lines of credit during the above-referenced ninety (90) day period, such lines of credit shall terminate. In the event such lines of credit are insufficient to allow the Company to pay its obligations during such ninety (90) day period or at any time after the termination of such lines of credit, the Member Committee shall promptly meet to determine the proper course of action.

   4.05 RETURN OF CONTRIBUTIONS. No Member shall be entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account or any Capital Contribution made by such Member. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Company or any Member. No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions to the Member.

   4.06  CAPITAL ACCOUNTS.

        (a) A Capital Account shall be established and maintained for each Member. Each Member's Capital Account
(i) shall be increased by (A) the amount of money contributed by that Member to the Company, (B) the fair market value of any property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items of income and gain), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg.
Section 1.704-1(b)(4)(i), and shall be decreased by (i) the amount of money distributed to that Member by the Company,
(ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in section 705(a)(2)(B) of the Code, and (iv) allocations of Company loss and deduction (or items of loss and deduction), including loss and deduction described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause
(b)(iii) above and loss or deduction described in Treas. Reg.
Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii).  The
Members' Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg.
Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. Section 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. Section 1.704-1(b)(2)(iv)(g). On the transfer of all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest shall carry over to the transferee Member in accordance with the provisions of Treas. Reg.
Section 1.704-1(b)(2)(iv)(l).

        (b) Capital Accounts shall be adjusted, in a manner consistent with this SECTION 4.06, to reflect any adjustments in items of the Company's income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to a binding agreement by the Company with the Internal Revenue Service or a final court decision.

        (c) The Members agree that the Capital Account balances of the Members attributable to the initial capital contributions shall be in the Sharing Ratios.

                           ARTICLE V.
                 ALLOCATIONS AND DISTRIBUTIONS

     5.01 ALLOCATIONS FOR CAPITAL ACCOUNT AND TAX PURPOSES.

          (a) For purposes of maintaining the Capital Accounts, and except as provided in SECTION 5.01(b) and (c) or as otherwise required by the U.S. Treasury Regulations under section 704(b) of the Code (including any requirements that must be met under such regulations to ensure that allocations of income, gain, loss, deduction and credit have 'economic effect', as that term is used in Treas. Reg. Section 1.704-1(b)(2)(ii)), all items of income, gain, loss, deduction and credit for each taxable year shall be allocated among the Members in accordance with their Sharing Ratios in effect at the time the item is accrued or incurred.

          (b) Depreciation, cost recovery and other deductions attributable to the capital contributions of the Members shall be allocated to the Member making such capital contribution.

          (c) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by section 704(c) of the Code and Treas. Reg.
Section 1.704-1(b)(4)(i), using a method permitted by Treas. Reg.
Section 1.704-3 as determined by the Member Committee.

          (d) All items of income, gain, loss, deduction and credit, allocable to any Membership Interest that may have been transferred during a calendar year shall be allocated between the transferor and the transferee in the manner agreed by the transferor and the transferee; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the regulations thereunder.

     5.02 DISTRIBUTIONS.

          (a) All distributions by the Company to the Members shall be made in such aggregate amounts and at such times as shall be determined by the Member Committee in proportion to their respective Sharing Ratios in effect at the time the amounts of such distributions are determined.

          (b) If any Member does not withdraw the whole or any part of its share of any cash distribution made pursuant to this
SECTION 5.02, such Member shall not be entitled to receive any interest thereon without the express written consent of the other Members.

          (c) Unless otherwise agreed in writing by a transferor and transferee of a Membership Interest herein, distributable cash with respect to any Membership Interest which may have been transferred during any year shall be distributed to the holder of such Membership Interest who was recognized as the owner on the date of such distribution, without regard to the results of Company operations during the year.

          (d) Incentive Charter Hire (as such term is defined in the Time Charters which are exhibits to the Formation Agreement) received by the Company shall be distributed forthwith to the Members.

                          ARTICLE VI.
                    MANAGEMENT AND OPERATION

     6.01 MANAGEMENT OF COMPANY AFFAIRS. The management of the Company is vested in the Member Committee. To facilitate the orderly and efficient management of the Company, the Members shall act through the Member Committee and may delegate certain responsibility and authority to managers selected by the Member Committee.

     6.02 MEMBER COMMITTEE. Decisions or actions taken by the Member Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member of the Company. The Member Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

          (a)  ORGANIZATION OF MEMBER COMMITTEE.

               (i) The Member Committee shall be composed of three (3) representatives.

               (ii) Each Member shall appoint one (1) individual to represent it on the Member Committee (individually, such Member's "REPRESENTATIVE"). No individual may serve as the Representative of more than one Member. Each Member shall also appoint two (2) or more individuals ("ALTERNATE REPRESENTATIVES") with the power of substitution and authority to act in place of its Representative in case of the unavailability thereof. Each Representative and Alternate Representative shall be an officer or agent of the Member appointing him or her and shall be duly authorized to act on behalf of and to bind the appointing Member. Each Member reserves the right to remove any one or more of its Representatives or Alternate Representatives, as the case may be, and to appoint successors and substitutes therefor, from time to time, and any such change shall be effective upon such Member's delivering a written notice of such change to the other Member.

               (iii)  All Representatives and Alternate
Representatives appointed by Keystone and OSG must be Citizens.
Representatives and Alternate Representatives appointed by BP need not be Citizens.

               (iv) Each Representative appointed by Keystone and
OSG shall have one and one half (1-1/2) votes each, and each Representative appointed by BP shall have one (1) vote each.

               (v) Any action of the Member Committee shall require two and one-half (2-1/2) affirmative votes, except for Unanimous Consent Matters, which shall require four (4) affirmative votes, cast in each case at a meeting held in accordance with SECTION 6.02(d) below.

               (vi) To expedite the handling of Company business, it is understood and agreed that any document executed by a Representative or any Alternate Representative of each Member shall, as to any third parties, be deemed to be the action of the Member appointing such Representative or Alternate Representative. Further, any Person dealing with the Company may rely upon a certificate signed by a Representative or any Alternate Representative of all Members as to:

                    (A)  the identity of the Members, their
Representatives and Alternate Representatives;

                    (B)  the existence or nonexistence of any
fact or facts that constitute conditions precedent to acts by the Company or are in any other manner related to the affairs of the Company;

                    (C)  the Persons who are authorized to
execute and deliver any instrument or document of the Company;

                    (D) any act or failure to act by the Company or the Members' Member Committee; or

                    (E)  any other matter whatsoever involving
the Company or the Members' Member Committee.

          (b) MANAGEMENT POWERS OF THE MEMBER COMMITTEE. The Member Committee shall have the full, exclusive and absolute right, power and authority to manage and control the Company. The Member Committee shall have all of the rights, powers and authority conferred upon it by law or under the other provisions of this Agreement.

          (c)  MATTERS REQUIRING MEMBER COMMITTEE CONSENT.
Notwithstanding any other provision of this Agreement or the Management Agreement, the following actions require the consent of the Member Committee:

               (i) the annual Business Plan and any amendments to the Approved Business Plan;

               (ii) the incurrence of, or commitment to incur, any capital cost for any project (including but not limited to capacity expansions) that exceeds Two Hundred Fifty Thousand Dollars ($250,000) to the extent not covered by the Approved Business Plan or that would cause the Company to exceed its annual capital budget as reflected on the Approved Business Plan;

               (iii)  the sale or divestiture of any asset of
the Company having a fair market value in excess of Two Hundred
Fifty Thousand Dollars ($250,000), to the extent not covered in the Approved Business Plan;

               (iv) material contracts and agreements covering amounts in excess of Two Hundred Fifty Thousand Dollars
($250,000) or for a term in excess of twelve (12) months, and amendments thereof, to the extent these matters are not covered by the Approved Business Plan;

               (v)  borrowings or issuances of debt securities
(excluding trade credits and advances under working capital funding facilities) of the Company, to the extent these matters are not covered in the Approved Business Plan;

               (vi) issuances by the Company of any new
Membership Interests;

               (vii) entering into or amending contracts between the Company and any Member or its Affiliates;

               (viii)    the filing or settlement of any lawsuit
involving a claim or settlement payment of more than Two Hundred
Fifty Thousand Dollars ($250,000);

               (ix) the execution or amendment in a material respect of any time or demise charter;

               (x) the designation, appointment and dismissal of the chief executive officer and any other senior managers;

               (xi) any deviation from the Core Business
Principles.

          (d)  MEETINGS OF THE MEMBER COMMITTEE.

               (i) Regular meetings of the Member Committee shall be held periodically, but no less frequently than quarterly, on such dates, at such times and at such locations as the Members shall from time to time determine, taking into account the convenience of all parties. The individual then serving as the president/chief executive officer of the Company or any Representative or Alternate Representative may call a special meeting of the Member Committee. Notice of any special meeting shall include a statement of the matters proposed to be considered at such meeting and shall be given to all participants by the Person calling the meeting at least two Business Days prior to the meeting, although shorter notice of a meeting may be given if the Members agree. All notices of Member Committee meetings shall be given either in writing, or by telephone if immediately followed by written confirmation. Each Member agrees to use reasonable efforts to cause at least one of its Representative or an Alternate Representative to participate, in the manner provided for herein, in all Member Committee meetings.

               (ii) Representatives and Alternate Representatives may participate in any Member Committee meeting by means of telephone conference call or similar communications equipment so long as all Persons participating in the meeting can hear each other simultaneously. If required, the Member Committee may act without a meeting by written consent.

               (iii) No meeting shall be held unless a quorum is present at such meeting. A quorum of the Member Committee shall require the presence of a Representative (or an Alternate Representative) from each Member. No Member Committee meeting may be held without the presence of at least one Representative or Alternate Representative of each Member. The willful failure of a Member to send a Representative or Alternative Representative to a duly called Member Committee meeting for the purpose of preventing a quorum shall be deemed a breach of this Agreement.

               (iv) Each member shall have the right to have an additional person attend meetings of the Member Committee along with the Representative or Alternative Representative representing such Member. Such additional person shall not have voting rights.

          (e) The Member Committee shall designate an individual or individuals, each of whom shall be a Citizen, to act as Chief Executive Officer or President, if any, of the Company. Any individual who may act in the absence or disability of the Chief Executive Officer or President must be a Citizen. The Member Committee may from time to time designate one or more other Persons having such duties and authority as the Member Committee may deem advisable, subject to the powers reserved under SECTION 6.02(c) to the Member Committee. If any such Person in any way controls or otherwise directs the operations of the vessels owned or managed by the Company, such individual or individuals shall be Citizens.

     6.03 COMPENSATION. The Member Committee is not entitled to compensation for its services. Each Representative and Alternate Representative shall be reimbursed by their respective Member for out-of-pocket costs and expenses incurred in serving on the Member Committee.

     6.04 EXCULPATION. Neither the Member Committee, the Members, their respective Affiliates, nor any owner, officer, director, partner, employee or agent of the Members or their respective Affiliates, shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (even if such action or failure to act constituted the negligence of a Person) on behalf of the Company within the scope of the authority conferred on the Person described in this Agreement or by Law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, the Member Committee, the Members, their respective Affiliates, or any owner, officer, director, partner, employee or agent thereof have duties (including fiduciary duties) and liabilities relating to the Company or to another Member, the Member Committee, the Members, their respective Affiliates, or any owner, officer, director, partner, employee or agent thereof acting under the Agreement shall not be liable to the Company or to any other Member or its Affiliates for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Member Committee, the Members, their respective Affiliates, or any owner, officer, director, partner, employee or agent thereof otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Member Committee, the Members, their respective Affiliates, or any owner, officer, director, partner, employee or agent thereof.

     6.05 INDEMNIFICATION.

           (a) To the fullest extent permitted by law, the Member Committee, the Members, their respective Affiliates and their respective officers, directors, partners, employees and agents or any Person performing a similar function (individually, an "INDEMNITEE") shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as (x) a Member of the Member Committee, a Member or an Affiliate thereof, or (y) an officer, director, partner, employee or agent of a Member or an Affiliate thereof, regardless of whether the Indemnitee continues to be a Member of the Member Committee, a Member or an Affiliate thereof or an officer, director, employee or agent of a Member or an Affiliate thereof at the time any such liability or expense is paid or incurred, unless the act or failure to act giving rise to indemnity hereunder was performed or omitted fraudulently or constituted gross negligence or willful misconduct.

          (b) The Company shall purchase and maintain insurance in such amount as the Member Committee agrees on behalf of the Member Committee and such other Persons as the Member Committee shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          (c) Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys' fees and disbursements) shall, to the maximum extent permitted by law, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses unless it is determined ultimately that the Indemnitee is entitled to indemnification by the Company under SECTION 6.5(a).

          (d) The indemnification provided in this SECTION 6.5 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other Persons.

     6.06 FIDUCIARY DUTY.  Each Representative and Alternate
Representative shall have a duty of good faith and care to the Company. The Members shall deal with each other in good faith with respect to the affairs of the Company.

                          ARTICLE VII.
                INFORMATION AND CONFIDENTIALITY

     7.01 INFORMATION. Subject to SECTION 7.02, each Member and its agents and representatives shall have the right from time to time during the regular business hours of the Company to inspect, review and copy all contracts and all financial, credit and other information relating to the business of the Company, provided that such inspection, review or copying will not interfere unreasonably with the conduct of the business of the Company. In addition to the other rights set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access under applicable Law.

     7.02 CONFIDENTIALITY. The Members acknowledge that, from time to time, they may receive information from or regarding the Company, the use or release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence and not use (except in connection with the business at the Company) any information it receives regarding the Company and its customers and may not disclose it to any Person other than another Member, except for disclosures
(a) compelled by applicable Law (but the Member must notify the Member Committee promptly of any request for that information, before disclosing it if practicable), (b) to advisers or representatives of the Member or Persons to which that Member's Membership Interest may be or may be proposed to be, Disposed or Encumbered as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this
SECTION 7.02, or (c) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this SECTION 7.02 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this SECTION 7.02 may be enforced by specific performance.


                         ARTICLE VIII.
                             TAXES

     8.01 TAX RETURNS.  The tax matters member, as defined in
SECTION 8.03, shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in SECTION 8.02. Each Member shall furnish to the tax matters member all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed. The Company shall provide each Member with a copy of the Company's federal income tax return ("Return") and supporting work papers, including, but not limited to, Form 1065 and the Member's respective Schedule K-1 and schedule of book-tax adjustments, no later than August 1st of the year following the year for which results are reported. Each Member shall review the Return and provide comments, if any, to the Company or its designee not later than the following June 15th.

     8.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

          (a) to adopt the calendar year as the Company's fiscal year;

          (b) to adopt the accrual method of accounting and to keep the Company's books and records on the accrual method:

          (c) if a distribution of Company property as described in section 734 of the Code occurs or if a transfer of a Membership Interest as described in section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties;

          (d) to elect to amortize the organizational expenses of the Company under section 709(b) of the Code and the startup expenditures of the Company under section 195 of the Code, in each case ratably over the shortest period permitted by applicable Law;

          (e) to elect under section 6231 of the Code to be subject to the TEFRA rules; and

          (f) any other election that is in the best interests of the Members.

     8.03 TAX MATTERS MEMBER. BP shall be the "tax matters partner" of the Company pursuant to section 6231(a)(7) of the Code. BP shall take such available action as may be necessary to cause each other Member to become a "notice partner" within the meaning of section 6223 of the Code. BP shall provide notice to all Members before extending the statute of limitations for federal income purposes. BP shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner (including all notifications of audit proceedings and copies of revenue agents' reports) by giving notice on or before the tenth Business Day after becoming aware of the matter and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. BP may not take any action contemplated by sections 6222 through 6233 of the Code without the consent of the other Member, but this sentence does not authorize the Member Committee to take, or preclude the Member Committee from taking on its own behalf (and not as tax matters partner), any action left to the determination of an individual Member under sections 6222 through 6233 of the Code.

                          ARTICLE IX.
           BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     9.01 MAINTENANCE OF BOOKS AND RECORDS. Records and books of account (including those required by the Act) shall be kept by the Company in which shall be entered all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by persons engaged in business of like character. The books and records shall at all times be made available and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during the regular business hours of the Company for any purpose reasonably related to the interest of such Member as a Member in the Company, provided that such inspection and examination will not interfere unreasonably with the conduct of the business of the Company.

     9.02 REPORTS.

          (a) With respect to each calendar year, the Company shall prepare and deliver to each Member:

               (i) As soon as practical (but no later than forty-five (45) days) after the end of such calendar year, a balance sheet, profit and loss statement and statement of cash flows for such year, together with a report thereon of independent public accountants selected by the Member Committee; and

               (ii) Such federal, state and local income tax returns and supporting workpapers, including Form 1065 and the Member's respective Schedule K-1 and schedule of book-tax adjustments, and such other accounting, tax information and schedules on or before February 1st following the end of each calendar year as shall be necessary for the preparation by each Member of its income tax return with respect to such year.

          (b)  As soon as practical (but no later than thirty
(30) days) after the end of each calendar month, the Company shall cause to be prepared and delivered to each Member:

               (i) A profit and loss statement and a statement of cash flows for such month and such other supplemental information as is necessary to permit the Members to calculate their tax accruals, for the portion of the calendar year then ended; and

                (ii) A balance sheet as of the end of such month and the portion of the calendar year then ended.

     9.03 ACCOUNTS. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Member Committee determines. The Company's funds shall not be commingled with the funds of any Member.

                           ARTICLE X.
                 RESIGNATION, BANKRUPTCY, ETC.

     10.01 RESIGNATION. Each Member agrees that it will not resign, retire or withdraw from the Company as a Member, other than as permitted by SECTION 11.04.

     10.02     MEMBERSHIP INTEREST.

          (a) If any Member ceases to be a Member other than in connection with the Disposition of all that Member's Membership Interest and the admission of the transferee as a Member as permitted by SECTION 3.03, or remains a Member after becoming a Bankrupt Member (the "AFFECTED MEMBER"), the Company shall have the option, exercisable by written notice from the other Member to the Affected Member at any time prior to the one hundred eightieth (180th) day after receipt of notice of the occurrence of the event causing it to become an Affected Member, to buy (or to designate another Person to buy), and on the exercise of this option the Affected Member shall sell, its Membership Interest as provided herein.

          (b) The purchase price shall be an amount equal to the Fair Market Value of the Membership Interest determined by agreement by the Affected Member and the other Member, taking into account any sums owed to the Affected Member by the Company or by the Affected Member to the Company; however, if those Persons do not agree on the Fair Market Value on or before the 30th day following the exercise of the option, then the other Member shall, by written notice to the Affected Member on or before the fifth day after the expiration of such 30-day period, initiate the determination of Fair Market Value by an independent appraiser. Such notice shall designate three appraisal firms recognized in the United States. The Affected Member shall select by written notice to the other Member one of such appraisal firms within 20 days after receipt of such notice.
Each of the Affected Member and the other Member shall submit a proposed Fair Market Value to the appraisal firm, together with any supporting documentation it deems appropriate, within 30 days after selection of the appraisal firm. The appraisal firm shall determine the Fair Market Value by selection of one of the proposed Fair Market Values submitted (and shall have no authority beyond selection of one of such proposals) as promptly as possible (and in any event on or before the 30th day after submittal of the competing proposals). The Affected Member and the other Member each shall pay one-half of the costs of the appraisal. The closing of the acquisition of the Membership Interest contemplated hereunder shall be consummated at a closing held at the principal offices of the Company on or before the sixtieth (60th) day after the determination of the Fair Market Value of the Membership Interest but effective at the end of the calendar month occurring on or immediately prior to such closing. The purchaser shall pay the Fair Market Value as so determined in two equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the Prime Interest Rate) due on the first anniversary of the closing. At the closing, the Affected Member shall deliver to the Company or its designee such transfer documentation reasonably acceptable to the Company or such designee as shall be required to evidence the transfer of such Membership Interest, free and clear of all liens and encumbrances, except those created under this Agreement.

          (c) The payment to be made to the Affected Member under this SECTION 10.02 is in complete liquidation and satisfaction of all the rights and interest of the Affected Member (and of all Persons claiming by, through, or under the Affected Member) in and in respect of the Company, including any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed.

          (d) If an event requiring a winding up of the Company occurs before the purchase price for the Company is determined under SECTION 10.02(b), then the purchase and sale shall not occur. Instead, the Affected Member or its successor shall be entitled to receive in the liquidation of the Company the same amount that Person would have received had the Affected Member continued to be a Member or not become a Bankrupt Member.

                          ARTICLE XI.
           DISSOLUTION, LIQUIDATION, AND TERMINATION

     11.01 DISSOLUTION. The Company shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

          (a) the Closing does not occur by the time limit specified in the Formation Agreement;

          (b)  the unanimous written consent of the Members;

          (c) the retirement, resignation, expulsion or bankruptcy of any Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, unless the business of the Company is continued by the consent of all the remaining Members within 90 days following the occurrence of such event; or

          (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

     11.02     LIQUIDATION AND TERMINATION.

          (a) On dissolution of the Company, the Member Committee (or, if any Member is an Affected Member, the other Members) shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members and the Member Committee. The steps to be accomplished by the liquidator are as follows:

               (i) as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

               (ii) the liquidator shall pay from Company funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation and any advances described in
SECTION 4.04) or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

               (iii) Subject to the provisions of
SECTION 11.02(b) and (c) of this Agreement, if applicable, the liquidator shall sell all Company property to any Person including Members or their Affiliates; and

               (iv) all remaining assets of the Company shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments, including adjustments reflecting any revaluation of Company property pursuant to SECTION 4.06(a) and any other adjustments (other than those reflecting the distributions made by reason of this SECTION 11.02(a)) for the taxable year of the Company during which the liquidation of the Company occurs. If after the distribution of all remaining assets of the Company a Member has a deficit balance in its Capital Account, as determined after taking into account all Capital Account adjustments (other than those reflecting the distributions made by reason of the SECTION 11.02(a)), such Member shall have the unconditional obligation to restore the amount of such deficit to the Company by the end of (i) the taxable year in which the Company is liquidated or (ii) ninety (90) days after the date on which the Company is liquidated, whichever date is later. Any amounts received by the Company from a Member in restoration of its deficit Capital Account shall, upon liquidation of the Company, be paid to creditors of the Company or distributed to the other Members of the Company in accordance with their positive Capital Account balances.

               (v) The distributions to a Member in accordance with the provisions of this SECTION 11.02 constitutes a complete return to the Member of its capital and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

           (b) Upon termination of the Company pursuant to the terms of this Agreement, the Parties will agree upon the continuation or termination of existing contractual obligations.

          (c) The provisions of this SECTION 11.02 shall apply to voluntary termination in accordance with SECTION 11.04, except to the extent expressly modified in SECTION 11.04.

     11.03 TERMINATION. On completion of the distribution of Company assets as provided in this Agreement, the Company is terminated, and the Member Committee (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in SECTION 2.05 and shall take such other actions as may be necessary to terminate the Company.

     11.04 WITHDRAWAL OF BP. BP may withdraw as a Member from the Company without cause upon at least one hundred twenty
(120) days prior notice to the other Members. The withdrawal of BP will not affect the time charters with BP and the associated guarantees or other contractual relationship then in place. The exclusivity provisions of Section 3.02(b)(ii) shall survive the withdrawal of BP for as long as: (i) any of the Time Charters entered into by the Company and BP on the Closing Date (as such terms are defined in the Formation Agreement) remain in effect; and (ii) the Company is in compliance with the terms of its Time Charters with BP and no notice of termination has been sent pursuant to, or an action to terminate is proceeding, under
Article XV(A)(5) of any Time Charter; and (iii) the Company is not insolvent or the subject of any bankruptcy proceeding.

                          ARTICLE XII.
                       GENERAL PROVISIONS

     12.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

     12.02 NOTICES. All notices or other communications required or permitted to be given under this Agreement shall be sufficiently given for all purposes hereunder if in writing and personally delivered, delivered by recognized courier service (such as Federal Express) or certified United States mail, return receipt requested, or sent by facsimile communication to the appropriate address or number as set forth below. Notices and other communications shall be effective upon receipt by the Person to be notified. The address for notices and other communications to a Member is the address given for that Member in Schedule A, or such other address as that Member may specify by notice to the other Members. Any notice or other communication to the Company must be given to the Member Committee.

     12.03 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement, the Formation Agreement and the other agreements contemplated in the Formation Agreement set forth the entire understanding and agreement of the Members and their Affiliates relating to the Company and supersede and replace any prior understanding, agreement or statement. The headings herein are for convenience only and shall have no significance in the interpretation hereof.

     12.04 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

     12.05 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

     12.06 BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on the Members and their respective heirs, legal representatives, successors, and assigns and inures to the benefit of their respective heirs, legal representatives, successors and permitted assigns.

     12.07 GOVERNING LAW; SEVERABILITY; LITIGATION. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12.08     DISPUTE RESOLUTION.

          (a) In the event litigation is initiated by any Member relating to matters arising from this Agreement, the prevailing party, after the entry of a final nonappealable order, shall be entitled to recover from the nonprevailing party or parties, as a part of said order, all court costs, fees and expenses of such litigation, including reasonable attorneys' fees.

          (b) If any controversy, issue, claim or dispute (collectively, "Dispute") arises out of or relates to this Agreement, the Members shall endeavor to promptly resolve the Dispute. In the event the Members fail to resolve the Dispute within thirty (30) days of its arising, and unless all Members agree in writing to extend the time limits, then the Members shall make a good faith attempt to settle the Dispute by non-binding mediation before resorting to litigation or any other dispute resolution procedure. Unless the Members agree otherwise, one mediation session shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes by a qualified mediator. Within thirty (30) days after the mediator has been selected the Members and their respective attorneys shall meet with the mediator for one mediation session, it being agreed that each Member representative attending such mediation session shall have authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation of such mediation session, but in any event within forty-five (45) days of the original notice of dispute, then any Member can declare the mediation process at an end upon written notice to the other Members, in which event the Dispute shall then be resolved by litigation, as provided for elsewhere in this Agreement, or any other dispute resolution procedure. The cost of the mediation shall be shared equally among the parties to the Dispute.

          (c) If there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried exclusively in the state court of competent jurisdiction, or the United States District Court, situated in Wilmington, Delaware. Each of the Members, and the Company, hereby agrees and submits to the exclusive jurisdiction of such court for the purpose of any legal action, suit or other proceeding (other than arbitration as provided for in section 12.08(b) arising out of this Agreement and irrevocably waives to the full extent permitted by law, and agrees not to assert, any claim that venue is not proper with respect to any such matter brought in such court, including any claim that such suit, action or proceeding has been brought in an inconvenient forum, that its property is exempt or immune from attachment or execution, that venue of the action, suit or proceeding is improper, that this Agreement or the subject matter hereof may not be enforced in or by such court, or that it is not subject to personal jurisdiction or service of process in such Delaware forum. Each of the Members, and the Company, hereby consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect under this Agreement and agrees that such service shall constitute good and sufficient service against such party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to the address of such party in effect under the notice provisions of this Agreement. Nothing herein shall be deemed to affect or limit any right of any Party to serve process in any other matter permitted by law. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

     12.09 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated by it, each Member shall execute and deliver such documents, and take such other action, as shall be reasonably requested by another Member to effectuate and perform the provisions of this Agreement and those transactions.

     12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                         ARTICLE XIII.
            APPROVAL BY THE MARITIME ADMINISTRATION

     13.01     AFFIDAVIT OF CITIZENSHIP.  Prior to becoming a new
Member or Transferee (pursuant to Section 3.03) any U.S. citizen entity shall provide an affidavit of citizenship satisfactory to MARAD.

     13.02 MARAD APPROVAL. The following actions shall be subject to approval by MARAD:

          (a) Any merger or consolidation of the Company pursuant to Section 2.07.

          (b)  Any change in Articles III (Members; Membership
Interests), V (Allocations and Distributions), VI (Management and
Operation), X (Resignation, Bankruptcy, etc.) and XI
(Dissolution, Liquidation, and Termination).

          (c)  Any change in Schedule A, Members and Sharing
Ratios, to add a Member not a U.S. citizen entity or to increase the percentage of Sharing Ratio for non-citizen entities.

          (d)  Any change in Schedule B, Unanimous Consent.

     13.03 MODIFICATION. Section 12.05 is modified to add at the end thereof, "subject to the approval of MARAD as required by
Article XIII."

     13.04 This Article XIII is effective only for so long as any U.S. government financing guarantees relating to the TONSINA and the KENAI are outstanding.

     EXECUTED as of the Effective Date.

                             BP OIL SHIPPING COMPANY USA, INC.

                             By:  s/Roger A. Gale
                                -------------------------------
                             Name: Roger A. Gale
                             Title:    Vice-President

                             KEYSTONE ALASKA, LLC

                             By:  s/Donald R. Kurz
                                -------------------------------
                             Name: Donald R. Kurz
                             Title:     President

                             OSG SHIP MANAGEMENT, INC.


                             By:  s/Robert E. Johnston
                                -------------------------------
                             Name: Robert E. Johnston
                             Title:    Executive Vice-President

                           SCHEDULE A

                   MEMBERS AND SHARING RATIOS


NAME AND ADDRESS OF MEMBER                        SHARING RATIO
--------------------------                        -------------


BP Oil Shipping Company USA, Inc.                25%
200 Public Square
Cleveland, OH 44114
Attn: Roger A. Gale, Vice-President

Keystone Alaska, LLC                             37.5%
One Bala Plaza East
Suite 600
Bala Cynwyd, PA 19004
Attn: Donald R. Kurz, President

OSG Ship Management, Inc.                        37.5%
511 Fifth Avenue
New York, NY 10036
Attn: Robert E. Johnston, Executive Vice-President

                           SCHEDULE B

                   UNANIMOUS CONSENT MATTERS


Adoption of an Annual Budget

Approval of Capital Contributions

Incurrence of debt by the Company in excess of $250,000

Acquisition or disposal of major assets

Investment by the Company in another legal entity

Formation of a joint venture by the Company

Granting of guarantees by the Company

Change principal place of business of the Company

Entry by the Company into contracts exceeding $250,000